Exhibit 10.7
____________, 2005
I-Bankers Securities Incorporated
1560 East Southlake Boulevard, Suite 232
Southlake, TX 76092
     Re:      Community Bankers Acquisition Corp.
Gentlemen:
     This letter will confirm the agreement of Gary A. Simanson and David Zalman (the “Stockholders”) and I-Bankers Securities Incorporated (the “Representative”) with respect to the purchase of certain warrants to purchase common stock (“Warrants”) of Community Bankers Acquisition Corp. (the “Company”) included in the units (comprised of one share of common stock and one warrant to purchase common stock) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO, unless the Representative informs the Company of its decision to allow earlier separate trading.
     The Stockholders and the Representative agree that this letter agreement constitutes an irrevocable order for the purchase within the 20 trading-day period commencing on the date separate trading of the Warrants commences of the following Warrants:
     (a) for the account of the Representative up to 500,000 Warrants (the “Representative’s Maximum Warrant Purchase”) at market prices not to exceed $1.20 per Warrant; and
     (b) for the account of the Stockholders up to 1,000,000 Warrants (the “Stockholders’ Maximum Warrant Purchase”) at market prices not to exceed $1.20 per Warrant.
     The foregoing agreement of the Stockholders and the Representative is subject, however, to the following:
     (a) The Representative (or such other broker dealer(s) to whom the Representative may assign the order from time to time) agrees to fill such orders in such amounts and at such times as the Representative may determine, in its sole discretion, provided, however, that the initial 50,000 Warrants shall be purchased for the account of the Stockholders, the next 50,000 Warrants shall be purchased for the account of the Representative, or its designee in the event that the Representative is precluded at the time from lawfully doing so, and alternating in 50,000 Warrant increments during such 20 trading day period until each of the Representative’s Maximum Warrant Purchase and the Stockholders’ Maximum

Warrant Purchase, respectively, are fulfilled; provided, however, nothing contained herein shall require the Stockholders to fulfill the purchase obligation of the Representative in the event that the Representative is unable to purchase any of the Warrants subject to the Representative’s Maximum Warrant Purchase;
     (b) The Representative further agrees that neither it nor any broker dealer(s) to whom the Representative may assign any such order from time to time will charge the Stockholders any fees and/or commissions with respect to such purchase(s); and
     (c) The Stockholders may notify the Representative that all or part of the Stockholders’ Maximum Warrant Purchase will be made by another person or entity introduced to the Representatives by the Stockholders (a “Designee”), who (or which) has an account with the Representative, and, in such event, the Representative will make such purchase on behalf of said Designee; provided, however, the Stockholders hereby agree to make immediate payment of the purchase price of any such purchase by their Designee in the event that their Designee fails to make such payment, provided that the Warrants thereupon purchased on behalf of the Designee are transferred as soon as practicable thereafter to the account of the Stockholders.
     As of the date hereof, the Stockholders each represent and warrant that he is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The Stockholders agree that, while this agreement is in effect, the Stockholders shall each comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. The Stockholders further each agree that he shall not, directly or indirect, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of the Representative. The Stockholders do not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this Agreement.
     The Stockholders and the Representative each agree that he or it, as the case may be, shall not sell or transfer the Warrants acquired pursuant to this agreement until the earlier of the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination and acknowledges that the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

Very truly yours,

Gary A. Simanson

David Zalman

AGREED: I-Bankers Securities Incorporated
By:
Shelley Gluck, Chief Financial Officer

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